Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contacts:	Jennifer Matuschek	Diane Stoner
	VP/Investor Relations	Media Relations
	303-220-0100	303-220-0100
	jmatuschek@ciber.com	dstoner@ciber.com

CIBER ANNOUNCES WALLY BIRDSEYE’S PENDING RETIREMENT

Has Led Federal Government Solutions Practice

GREENWOOD VILLAGE, Colo. – April 19, 2007 – CIBER, Inc. (NYSE: CBR) today announced the pending retirement, effective June 30th, of Wally Birdseye, Senior Vice President/Federal Government Solutions Practice President.

Mr. Birdseye, 62, joined CIBER in 1997 in an acquisition of a Calverton, Md., consulting firm, which had less than $10 million in federal business with two agencies.  Mr. Birdseye was responsible for both commercial and federal business for CIBER in the Washington, D.C., area for the next several years.  In 2003, he began to focus exclusively on federal government work.

As a result of organic growth and acquisitions, CIBER’s Federal Government Solutions Practice grew to $160 million in revenue in 2005, before settling back to more than $140 million in 2006.  Today, CIBER’s Federal Government Solutions practice works with the Departments of Agriculture, Army, Air Force, Defense, Energy, Interior, and Navy, as well as several agencies, including Homeland Defense and the Centers for Disease Control and Prevention.

Mr. Birdseye began his career with the US Army Test and Evaluation Command in 1967, and spent 28 years (from 1968-1997) with Wang Labs as head of its $1 billion Federal operations.

“Wally has contributed greatly to CIBER’s growth to a $1 billion, multi-faceted, international IT consultancy.  His steady, experienced leadership has been most helpful and appreciated.  We respect his wishes to spend the next several years assisting his church, headquartered in McLean, Va., with an international missionary reach.  We thank Wally and wish him and his wife, Marilyn, much enjoyment,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

Mr. Birdseye will remain with CIBER through June 2007 on a part-time basis to assist with the transition.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 20 European offices and five offices in Asia.  Operating in 18 countries, with more than 8,000 employees and annual revenue of approximately $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2007.

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